Exhibit 2.8

Description of Securities

Registered under Section 12 of the Securities Exchange Act of 1934

As of December 31, 2020, Roan Holdings Group Co., Ltd. (“Roan,” the “Company,” “we,” “us,” and “our”) had the following securities registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

Title of each class	Symbol	Name of the principal U.S. market
Ordinary Shares, no par value	RAHGF	OTCMKTS
Warrants	RONWF	OTCMKTS

As of December 31, 2020, our ordinary shares and warrants were quoted on the OTC Pink Open Market (“OTC Market”) under the symbols “RAHGF” and “RONWF,” respectively.

Ordinary Shares

Under our memorandum and articles of association, as amended, the Company is authorized to issue an unlimited number of both ordinary shares of no par value and preferred shares of no par value. As of December 31, 2020, the Company had 25,287,851 ordinary shares issued and outstanding, and 715,000 Class A Convertible Preferred Shares and 291,795,150 Class B Convertible Preferred Shares issued and outstanding. The ordinary shares are quoted on the OTC Pink Open Market (“OTC Market”) under the symbol RAHGF.

Capitalized terms used but not defined herein shall have the meanings given to them in the annual report on Form 20-F.

This Exhibit sets forth a description of our ordinary shares and certain provisions of our memorandum and articles of association which are summaries and are qualified in their entirety by reference to the full text of our Fourth Amended and Restated Memorandum and Articles of Association, which was previously filed as exhibit 3.1 to the Company’s current report on Form 6-K on January 22, 2020 (referred to hereafter as our “Memorandum and Articles”).

At any general meeting on a show of hands every ordinary shareholder who is present in person (or, in the case of a shareholder being a corporation, by its duly authorized representative) or by proxy will have one vote for each share held on all matters to be voted on by shareholders. Voting at any meeting of the ordinary shareholders is by show of hands unless a poll is demanded. A poll may be demanded by shareholders present in person or by proxy if the shareholder disputes the outcome of the vote on a proposed resolution and the chairman shall cause a poll to be taken. Pursuant to our Memorandum and Articles, our shareholders may pass resolutions in writing without a meeting.

Our Board of Directors consists of one class of directors. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors (provided, that, holders of at least 75% of the shares can remove a director with or without cause).

Our shareholders are entitled to receive ratable dividends when, as and if declared by the Board of Directors out of funds legally available therefor.

In the event of a liquidation or winding up of the Company, our shareholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of shares, if any, having preference over the ordinary shares. Our shareholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the ordinary shares, except that we will provide our shareholders with the redemption rights set forth above.

Warrants

As of December 31, 2020, there are 9,903,401 warrants of the Company outstanding, of which 6,860,063 were designated “public warrants,” 33,134 are designated “private warrants”, 1,387,126 are designated “Sponsor warrants”, 1,000,000 warrants are transferred to employees of the Company from DeTiger, 576,924 warrant are issued to investors of private placement in July 2018 and 46,154 warrants issued to placement agent of the private placement. The public warrants are quoted on the OTC Market under the symbol RONWF.

Each public warrant entitles the registered holder to purchase one half of one ordinary share at a price of $12.00 per full share, subject to adjustment as discussed below, at any time commencing on the completion of the Business Combination. Pursuant to the Warrant Agreement, a warrant holder may exercise its warrants only for a whole number of shares. This means that only an even number of warrants may be exercised at any given time by a warrant holder. However, no public warrants will be exercisable for cash unless we have an effective and current registration statement covering the ordinary shares issuable upon exercise of the warrants and a current prospectus relating to such ordinary shares. Notwithstanding the foregoing, if a registration statement covering the ordinary shares issuable upon exercise of the public warrants is not effective within 90 days from the Initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. If an exemption from registration is not available, holders will not be able to exercise their warrants on a cashless basis. The warrants will expire on July 6, 2021 at 5:00 p.m., New York City time.